Exhibit 99.1

Clearwater Paper Reports First Quarter 2010 Results

First Quarter Net Sales Increased 15.3%

SPOKANE, Wash.--(BUSINESS WIRE)--April 28, 2010--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter ended March 31, 2010. The company reported net earnings for the first quarter of 2010 of $0.5 million, or $0.04 per diluted common share, compared to net earnings of $13.6 million, or $1.19 per diluted common share, for the first quarter of 2009. Included in the first quarter 2010 results is a one-time tax charge of $4.4 million or $0.37 per diluted share, resulting from the passage of the Patient Protection and Affordable Care Act of 2010. The company also had scheduled major maintenance costs of $16.9 million in the first quarter of 2010 compared to $1.5 million in the first quarter of 2009, representing an increase of $15.4 million or an estimated after-tax $0.86 per diluted share impact on first quarter results.

“First quarter results were strong even while undertaking our scheduled major maintenance. This was driven by stronger than expected performance in our Pulp and Paperboard segment, aided by a positive pricing environment and by steady performance in our Consumer Products business," said Gordon Jones, president and chief executive officer. "We are also continuing to evaluate whether to build a new paper machine and expect to announce a decision before our second quarter earnings call.”

FIRST QUARTER 2010 SEGMENT PERFORMANCE

Consumer Products

Operating income for the first quarter of 2010 was $24.8 million, compared with operating income of $29.1 million for the first quarter of 2009. Net sales of $137.9 million for the quarter were slightly higher than first quarter 2009 net sales of $136.2 million.

  The increase in net sales was driven by a 3.8% increase in volume, partially offset by 2.5% lower net selling prices.
  Operating income was lower as a result of significantly higher pulp costs.

Pulp and Paperboard

For the first quarter of 2010 the segment had an operating loss of $6.8 million, compared to operating income of $2.2 million for the first quarter of 2009. This loss included major maintenance costs of $16.9 million in the quarter compared to $1.5 million in the same period of 2009. Net sales of $208.0 million for the quarter were up 26.4% compared to first quarter 2009 net sales of $164.6 million.

  Higher net sales for the quarter were primarily the result of significant paperboard volume increases and higher pulp prices and volumes. Paperboard shipments increased by 37,857 tons, or 24.9%, while paperboard net selling prices slipped 3.0% compared to first quarter 2009. Market pulp pricing increased by 37.1% and shipments to third parties increased to 13,762 tons as compared to an unusually low level in first quarter 2009.
  Operating income for the quarter was reduced by the $16.9 million in scheduled major maintenance costs mentioned previously, with all other expenses relatively flat as a percentage of net sales.
  There was no income related to alternative fuel mixture tax credits in either first quarter of 2009 or first quarter of 2010. The company has a balance of approximately $62 million in taxes receivable at March 31, 2010 associated with the alternative fuel mixture tax credits.
  Effective January 1, 2010, the company consolidated the former Wood Products segment into its Pulp & Paperboard segment. We will report the two together going forward under the heading Pulp and Paperboard. Wood products revenue increased $5.7 million compared to first quarter 2009, driven by a 55.1% increase in shipment volumes and relatively flat pricing.

Tax Rate

The company’s effective income tax rate for the first quarter of 2010 was 92.7% compared to 37.0% for the same period last year. The higher tax rate was primarily due to the effect of the passage of the Patient Protection and Affordable Care Act of 2010, which resulted in the reversal of $4.4 million in deferred tax assets due to the elimination of the benefit of the Medicare Part D subsidies from taxable income after December 31, 2012. The annual estimated effective tax rate for 2010, excluding this item, is approximately 34.1%.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, April 29, 2010 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper Corporation manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s growth strategy and expansion plans, alternative fuel mixture tax credits, and expected annual tax rates. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company’s ability to execute on its strategies; customers’ product preferences, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the alternative fuel mixture tax credit regulations and the company’s eligibility for such tax credits; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2010		2009
Net sales	$330,621	100%	$286,700	100%
Costs and expenses:
Cost of sales	301,964	92%	245,645	85%
Selling, general and administrative expenses	18,093	5%	15,830	6%
	320,057	97%	261,475	91%
Earnings before interest and income taxes	10,564	3%	25,225	9%
Interest expense, net	(4,285)		(3,563)
Earnings before income taxes	6,279	2%	21,662	8%
Income tax provision (1)	5,821		8,015
Net earnings	$458	0%	$13,647	5%
Net earnings per common share:
Basic	$0.04		$1.20
Diluted	0.04		1.19
Average shares outstanding (in thousands):
Basic	11,459		11,355
Diluted	11,767		11,514

(1) The 2010 amount includes a charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D after December 31, 2012, which increased income tax expense by $4.4 million.

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2010	2009

Assets
Current assets:
Cash	$17,261	$2,824
Short-term investments	233,000	187,926
Receivables, net	105,157	94,458
Taxes receivable	61,990	101,343
Inventories	158,000	169,761
Deferred tax assets	13,601	12,926
Prepaid expenses	6,513	3,053
Total current assets	595,522	572,291
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	353,451	359,295
Deferred tax assets	7,805	4,205
Other assets	6,761	6,943
	$968,268	$947,463

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$121,366	$109,775
Current liability for pensions and other postretirement employee benefits	9,933	9,933
Total current liabilities	131,299	119,708
Long-term debt	148,332	148,285
Liability for pensions and other postretirement employee benefits	237,705	236,422
Other long-term obligations	6,241	5,825
Accrued taxes	73,632	73,487
Accumulated other comprehensive loss	(120,038)	(126,962)
Stockholders' equity excluding accumulated other comprehensive loss	491,097	490,698
	$968,268	$947,463

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2010		2009
Segment net sales:
Consumer Products	$137,850	42%	$136,152	48%
Pulp and Paperboard (1)	208,018	63%	164,551	57%
	345,868		300,703
Elimination of intersegment net sales	(15,247)	-5%	(14,003)	-5%
Total segment net sales	$330,621	100%	$286,700	100%

Operating income (loss):
Consumer Products	$24,839	235%	$29,136	115%
Pulp and Paperboard (1)	(6,769)	-64%	2,209	9%
	18,070		31,345
Corporate and eliminations	(7,506)	-71%	(6,120)	-24%
Earnings before interest and income taxes	$10,564	100%	$25,225	100%

(1) Includes consolidation of former Wood Products segment in all periods presented.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
CFO:
Linda Massman, 509-344-5905
or
Investors (IR Sense):
Sean Butson, 509-344-5906